UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2016

Commission file number: 000-54072

China Ginseng Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	20-3348253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

64 Jie Fang Da Road Ji Yu Building A, Suite 1208 Changchun City, China	130022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone (01186) 43185790039

Copies to: Hunter Taubman Fischer LLC 1450 Broadway, 26th Floor New York, NY 10018 Tel: 212-732-7184

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 26, 2017, Mr. Guoqin Yin tendered his resignation to China Ginseng Holdings, Inc. (the “Company”) as the Company’s Chairman, Director and Chief Executive Officer. Mr. Yin’s resignation did not result from any disagreement regarding any matter related to the Company’s operations, policies or practices.

On the same day, the Company’s Board of Directors accepted Mr. Yin’s resignation and simultaneously appointed Mr. Long He as its Chairman, Director and Chief Executive Officer.

Mr. He has extensive experience in green and organic agriculture and food & restaurant industry. Mr. He is an owner of a green organic agricultural entity, Fujing Lifeng Rice Cooperatives, which was incorporated in 2009 and operates under a cooperation agreement with Suibin County Government of Heilongjian Province in China and an owner of a restaurant, LongHe Grill, opened in 2004 in Jiamusi City, Heilongjian Province which later became a chain restaurant in China in 2007. Mr. He graduated from Shijiazhuang Huabei Medical College in 2000 with an associate degree and major in clinical care.

We are currently negotiating the terms of Mr. He’s employment agreement, and will file a copy of the agreement when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

China Ginseng Holdings, Inc.

Date: January 28, 2016	By:	/s/ Long He
Long He Chief Executive Officer